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                                                                     EXHIBIT 5.1

                         OPINION OF COOLEY GODWARD LLP

May 7, 1998

Aradigm Corporation
26219 Eden Landing Road
Hayward, CA 94545

Ladies and Gentlemen:

     You have requested our opinion with respect to certain matters in connection with the filing by Aradigm Corporation (the "Company") of a Registration Statement on Form S-3 on or about May 7, 1998 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 1,111,100 shares of the Company's Common Stock, no par value (the "Shares").

     In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Amended and Restated Articles of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          COOLEY GODWARD LLP

                                          By:  /s/ JEFFREY S. ZIMMAN
                                            ------------------------------------
                                            Jeffrey S. Zimman